EXHIBIT 5.1



August 30, 2000


Board of Directors
Robinson Nugent, Inc.
800 East Eighth Street
Post Office Box 1208

New Albany, Indiana 47151-1208

Ladies and Gentlemen:

     We have acted as counsel to Robinson Nugent, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 1,000,000 of the Company's authorized but unissued Common Shares (the "Common Shares") issuable under the 2000 Robinson Nugent, Inc. Employee and Non-Employee Director Stock Option Plan, as amended (the "Plan").

     In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

     1. The Company's Articles of Incorporation, together with all amendments thereto;

     2.   The Bylaws of the Company, as amended to date;

     3. Resolutions relating to the Plan and the Common Shares adopted by the Company's Board of Directors (the "Resolutions");

     4.   A specimen certificate representing the Common Shares;

     5.   The Registration Statement; and

     6.   The Plan.

We have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communications from, public officials and officers of the Company.

     For purposes of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Common Shares will be issued pursuant to the terms of the Registration Statement; (iv) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Common Shares; and (v) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Common Shares.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Common Shares to be issued pursuant to the terms of the Plan are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Common Shares have been delivered against payment therefor as contemplated by the Registration Statement and the Plan, the Common Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

                                          Very truly yours,

                                          /S/ ICE MILLER



                                     - 2 -